Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Reports Third Quarter 2016 Results:
Continued Weak Industrial Activity Pressures Sales and Profits - Order Activity Improving
Richmond, Virginia, November 8, 2016...Synalloy Corporation (Nasdaq:SYNL), today announced net sales for the third quarter of 2016 of $34.3 million. This represents a decrease of $3.8 million or 10% when compared to net sales for the third quarter of 2015. Net sales for the first nine months of 2016 were $105.5 million, down $34.4 million or 25% from 2015.
For the third quarter of 2016 the Company recorded a net loss from continuing operations of $2.6 million, or $0.30 loss per share. This compares to net earnings from continuing operations of $1.4 million, or $0.16 per share for third quarter 2015. For the first nine months of 2016, the net loss from continuing operations totaled $5.6 million, or $0.64 loss per share. This compares to net earnings from continuing operations of $7.4 million, or $0.85 per share for the first nine months of 2015.
During the third quarter of 2016, the Company completed a sale-leaseback transaction whereby all of the Company's operating real estate assets were sold to a third party and are being leased back by the Company. The Company received sales proceeds of $22.0 million, or approximately $4.2 million in excess of net book value of total assets sold. Pursuant to the applicable accounting standards, the Company was required to calculate the gain or loss associated with the transaction on a property by property basis. As a result, losses associated with three of the properties in this transaction, totaling $2.5 million, were charged against earnings during the third quarter and first nine months of 2016. Gains associated with the remaining three properties, totaling approximately $6.7 million, were deferred and will be amortized on the straight-line method over the initial lease term of 20 years.
The Company’s performance utilizing its two standard non-GAAP financial measures, Adjusted Net Income and Adjusted EBITDA, (as defined below), was as follows:

•
Adjusted Net Loss for the third quarter of 2016 was $223,000, or $0.03 loss per share. This is compared to an Adjusted Net Income of $1.1 million, or $0.12 per share for the third quarter of 2015. For the first nine months of 2016, Adjusted Net Income was $0.03 million, or $0.00 per share, down 100% from Adjusted Net Income of $7.3 million, or $0.84 per share for the first nine months of 2015.

•
Adjusted EBITDA for the third quarter of 2016 decreased $2.4 million or 62% to $1.5 million, or 4.3% of sales. This compares to Adjusted EBITDA of $3.9 million, or 10.2% of sales for the third quarter of 2015. For the first nine months of 2016, Adjusted EBITDA was $6.3 million, or 6.0% of sales. This represents a decrease of $11.3 million or 64% when compared to 2015 results.

“Our end markets have remained under pressure throughout 2016, testing our management team on multiple fronts,” said Craig Bram, President and CEO. “We were determined to strengthen our balance sheet during this difficult time, while continuing to invest in growth opportunities for our individual businesses. Following the sale leaseback transaction, we have substantially reduced the company’s net debt and expect to have less than $5 million at year-end. We will be well positioned to pursue acquisitions and high ROI projects as we move into 2017.”

Metals Segment
Metals Segment sales for the third quarter of 2016 totaled $22.3 million, a decrease of $0.8 million or 3% from the third quarter of 2015. Sales for the first nine months of 2016 were $68.3 million, a decrease of $24.2 million or 26% from 2015. Sales were affected during the third quarter and first nine months of 2016 by:

a)
Sales in prior year periods reflected stronger order shipments across all markets in early 2015, before the precipitous decline in oil prices occurred. Low nickel prices also continued to weigh heavily on stainless steel pipe sales in 2016. In addition, average nickel prices were down 3% and 27% for the third quarter and first nine months of 2016, respectively, when compared to the same periods of the prior year. Those two impacts drove most of the comparable declines, as seamless heavy-wall carbon steel pipe and tube sales decreased 11.5% and 26.9% for the third quarter and first nine months of 2016, respectively, and stainless steel pipe sales declined 6.0% and 30.6% for the same comparison periods.

b)
Storage tank sales increased 14.6% for the third quarter of 2016 and decreased 7.0% for the first nine months of 2016 when compared to the same periods for the prior year. However, comparisons to the prior year are favorably affected in 2016 due to the late April, 2015 fire in the fiberglass tank production line that reduced second and third quarter 2015 volumes.

The Metals Segment's operating results from continuing operations decreased $2.7 million to a loss of $3.2 million for the third quarter of 2016 compared to a loss of $0.5 million for the third quarter of 2015. For the first nine months of 2016, operating income from continuing operations for the Metals Segment decreased $11.1 million to a loss of $5.7 million for 2016 compared to operating income of $5.4 million for 2015. Current year operating income was affected by the following factors:

a)	A $2.5 million charge in the third quarter associated the book loss on three Metal Segment properties sold as part of the sale-leaseback transaction mentioned above.

b)
Lost contribution margin due to lower volumes across all segments as continued low oil and gas prices, as well as sustained lower levels of customer spending across all industrial classes, had an unfavorable effect on sales and profits for our storage tank and carbon pipe distribution facilities, as well as our stainless steel welded pipe markets.

c)
As a result of continued low nickel prices during 2016, the Company experienced inventory nickel margin compression of approximately $1.2 million and $5.4 million for the third quarter and first nine months of 2016, respectively. This compares to inventory nickel margin compression of approximately $1.7 million and $4.8 million, respectively, for the same periods of 2015.

Specialty Chemicals Segment
Sales for the Specialty Chemicals Segment in the third quarter of 2016 were $12.0 million, representing a $3.0 million or 20% decrease from the same quarter of 2015. Sales for the full-year 2016 were $37.2 million, a decrease of $10.2 million or 22% from 2015. Sales were affected during the third quarter and first nine months of 2016 by:
a) Lower sales due to in-sourcing of several products by customers who were able to absorb production due to weak demand for their other products, as well as delayed ramp-up of several new products due primarily to customer scheduling; and
b) Lower selling prices per pound for oil based products. With the reduction in oil prices, the Segment's raw material costs decreased, which resulted in lower passed through material value as part of the billed selling prices.
Operating income for the third quarters of 2016 and 2015 was $1.2 million and $1.6 million, respectively, a decrease of $0.4 million or 25.7%. For the first nine months, operating income was $3.7 million and $4.6 million for 2016 and 2015, respectively, a decrease of $0.9 million or 19.6%. The decrease in operating income for the quarter and first nine months was directly related to the lower sales levels.
Other Items
Unallocated corporate expenses for the third quarter of 2016 increased $0.6 million to $1.7 million (5.0% of sales) compared to $1.2 million (3.0% of sales) for the third quarter of 2015. For the first nine months, unallocated corporate expenses increased $1.0 million to $4.3 million (4.1% of sales) in 2016 up from $3.4 million (2.4% of sales) in 2015. The third quarter and nine month increases resulted primarily from higher professional fees and personnel costs, as well as approximately $0.3 million in implementation costs for the Company's ERP upgrade.
Acquisition costs for 2015 mainly represent professional fees associated with the Specialty acquisition.
Interest expense was $0.3 million for the third quarters of 2016 and 2015. For the nine months, interest expense decreased to $0.8 million for 2016 compared to $1.0 million for 2015.
The change in fair value of the interest rate swap contracts decreased unallocated expenses for the third quarter of 2016 by $0.1 million and increased unallocated expenses by $0.2 million for the third quarter of 2015. For the first nine months of 2016, unallocated expenses increased by $0.3 million for the change in fair value of the interest rate swap contracts, compared to an increase of $0.2 million for the same period of 2015. During the third quarter of 2016, the swap contract entered into on September 3, 2013 was settled leaving only the swap contract entered into on August 12, 2012 outstanding as of September 30, 2016.
During the third quarter 2015, the Company completed its revenue projections for Specialty Pipe & Tube ("Specialty") in conjunction with its 2016 planning processes. As a result, the Company determined the projected revenues for 2016 would result in Specialty not meeting minimum earn-out levels for the second year calculation. Therefore, the contingent consideration liability was eliminated by recognizing a gain of approximately $2.4 million during the third quarter 2015. During March 2015, lower oil prices affected the demand for Palmer's storage tank and separator products. It was evident from reviewing March and April financial results that the third year operating results for Palmer would not meet the minimum earn-out levels. As a result, a $2.5 million favorable adjustment was recorded in the first nine months of 2015 to eliminate the remaining balance of Palmer's earn-out liability.
Other income of $0.1 million for the first nine months of 2015 represents life insurance proceeds received in excess of cash surrender value for a former officer of the Company.

The Company's effective tax rate was 34 percent and 25 percent for the three and nine-month periods ended September 30, 2016, respectively. The nine-month effective tax rate was lower than the statutory rate of 34 percent primarily due to state tax expense, taxable life insurance cash surrender value gains and other permanent differences reducing the amount of tax benefit on the pre-tax loss for the year. The effective tax rate of 21 percent and 25 percent for the three and nine-month periods ended October 3, 2015, respectively, was lower than the 34 percent statutory rate primarily due to a non-taxable earn-out adjustment made in 2015. The year over year change in the effective rate is primarily related to the Company’s non-taxable earn-out adjustments in 2015 not recurring in 2016 and taxable life insurance cash surrender value gains.
On August 31, 2016, the Company amended its Credit Agreement with its bank to create a new credit facility in the form of an asset-based revolving line of credit (the “Line”) in the amount of $45,000,000. The Line was used to refinance and consolidate the existing line of credit and two of the Company's three existing term loans in the aggregate amount of approximately $24,200,000. The maturity date of the Line is February 28, 2019. Interest on the Line is calculated using the One Month LIBOR Rate (as defined in the Credit Agreement), plus 1.85 percent. Borrowings under the Line are limited to an amount equal to a Borrowing Base calculation (as defined in the Credit Agreement) that includes eligible accounts receivable and inventory.
The Company's cash balance decreased $0.1 million from $0.4 million at the end of 2015 to $0.3 million as of September 30, 2016 and is comprised of the following:

a)
On September 30, 2016, the Company completed the sale of its real estate properties in Tennessee, South Carolina, Texas and Ohio to Store Capital Acquisitions for a purchase price of $22,000,000. Concurrent with the sale of its real properties, the Company leased back all real properties sold to Store Capital Acquisitions. The closing of the sale-leaseback transaction provided Synalloy with net proceeds (after transaction-related costs) of approximately $21.9 million. The proceeds were used pay off the remaining term loan and lower the Line's outstanding balance;

b) Net accounts receivable increased $2.2 million at September 30, 2016 when compared to the prior year end, which resulted from a 4.5% increase in sales for the last two months of the third quarter 2016 compared to the last two months of the fourth quarter 2015. Also, days sales outstanding, calculated using a three-month average basis, decreased 4 days to 50 days outstanding at the end of the third quarter 2016 from 54 days outstanding at the end of 2015;

c)
Net inventories decreased $4.7 million at September 30, 2016 as compared to year-end 2015 with the Metals Segment accounting for the majority of the decrease (down $4.3 million). During the first nine months of 2016, the Company continued its initiative to lower inventory levels. Inventory turns increased 3% from 1.89 turns at December 31, 2015, calculated on a three-month average basis, to 1.94 turns at September 30, 2016, primarily due to lower inventory levels;

d)
Accounts payable increased $0.8 million as of September 30, 2016 from the prior year-end. The increase was primarily due to the increase in inventory purchases during 2016 combined with the continual increase in accounts payable days outstanding at quarter end;

e) During June 2016, the Company cancelled three whole-life insurance policies on prior officers of the Company which resulted in the receipt of $1.5 million for their cash surrender value. This resulted in other assets decreasing $1.4 million as of September 30, 2016 when compared to the prior year-end;
f) Accrued expenses decreased $3.6 million as of September 30, 2016 from the prior year-end due mainly to the $3.1 million payment made during 2016 for the settlement of the Synalloy Fabrication, LLC (discontinued operation) lawsuit; and

g)	Capital expenditures for the nine months of 2016 were $2.1 million.
The Company had $8.4 million of borrowings under the line of credit as of September 30, 2016. Covenants under the Credit Agreement include maintaining a minimum fixed charge coverage ratio and a limitation on the Company’s maximum amount of capital expenditures per year, which is in line with currently projected needs. The minimum fixed charge coverage requirement begins for the fourth quarter ending December 31, 2016.
On December 31, 2015, the company elected to change its fiscal year from a 52-53 week year ending the Saturday nearest to December 31 to a calendar year ending December 31 effective with Fiscal year 2015. The Company made this change prospectively and did not adjust operating results for prior periods. The third quarter and first nine months of 2015 ended on October 3, 2015 and the third quarter and first nine months of 2016 ended on September 30, 2016. The change of month-end date had an insignificant effect on year over year financial statement comparability.
Outlook
This has been a challenging year for all of our end markets, but we do believe that 2016 marks the bottom for both of our operating segments. Recent activity offers some encouraging signs that should support improved results for 2017.

Looking at the Metals Segment:

•	Bookings for storage tanks in Q3 were up 34% over the average bookings of the prior four quarters. Investment in the Permian Basin continues to gain momentum as WTI prices approach $50 per barrel.

•
We have seen some recent project activity in the stainless steel pipe market. In October, with the expanded capabilities of our new heavy wall/quick turn press, we were able to secure an order for an LNG project. The total value of that order is approximately $4.7 million and will be delivered in the latter part of Q1 2017.

•	Nickel prices have been stable over the past six months and there appears to be a bias toward higher levels into 2017.

•	We have opened a sales office in Shanghai with an experienced representative and will be focusing on special alloy sales into Asia.

For the Chemicals Segment:

•	Capital improvements in recent years continue to help us drive higher margins, even with lower volumes. EBITDA margins year to date were 14.0%, up from 12.3% last year and less than 9% four years ago.

•	The pipeline of new products is estimated to drive volume increases in 2017 of just under 10% across the two facilities.
Synalloy Corporation (Nasdaq: SYNL) is a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe, fiberglass and steel storage tanks and specialty chemicals and the master distribution of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.
Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.
Non-GAAP Financial Information
Statements included in this earnings release include non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted Net Income and Adjusted Earnings per Share are non-GAAP measures and exclude discontinued operations, goodwill impairments, inventory price changes, inventory cost adjustments, aged inventory adjustment, stock option / grant costs, acquisition costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, all (gains) losses associated with the Sale-Leaseback, casualty insurance gain and retention costs from net income. They also utilize a constant effective tax rate to reflect tax neutral results.
Adjusted EBITDA is a non-GAAP measure and excludes discontinued operations, goodwill impairments, interest expense, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory price changes, inventory cost adjustments, aged inventory adjustment, stock option / grant costs, acquisition costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, all (gains) losses associated with the Sale-Leaseback, casualty insurance gain and retention costs from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Contact: Dennis Loughran at (804) 822-3266

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		NINE MONTHS ENDED
(unaudited)	Sep 30, 2016	Oct 3, 2015	Sep 30, 2016	Oct 3, 2015

Net sales from continuing operations
Metals Segment	$22,291,000	$23,084,000	$68,331,000	$92,488,000
Specialty Chemicals Segment	12,006,000	14,999,000	37,185,000	47,407,000
	$34,297,000	$38,083,000	$105,516,000	$139,895,000
Operating (loss) income from continuing operations
Metals Segment operations	$(3,240,000)	$(1,125,000)	$(5,661,000)	$4,343,000
Business interruption proceeds	—	577,000	—	1,057,000
Total Metals Segment	(3,240,000)	(548,000)	(5,661,000)	5,400,000
Specialty Chemicals Segment	1,188,000	1,598,000	3,720,000	4,624,000
	(2,052,000)	1,050,000	(1,941,000)	10,024,000
Unallocated (income) expense
Corporate	1,713,000	1,158,000	4,335,000	3,385,000
Acquisition costs	1,000	9,000	76,000	454,000
Interest expense	273,000	341,000	822,000	1,040,000
Change in fair value of interest rate swap	(115,000)	247,000	277,000	233,000
Earn-out adjustments	—	(2,414,000)	—	(4,897,000)
Other income	—	—	—	(137,000)

Net (loss) income from continuing operations
before income taxes	(3,924,000)	1,709,000	(7,451,000)	9,946,000
(Benefit from) provision for income taxes	(1,316,000)	354,000	(1,893,000)	2,498,000

Net (loss) income from continuing operations	(2,608,000)	1,355,000	(5,558,000)	7,448,000
Loss from discontinued operations, net of tax (1)	—	—	(99,000)	—

Net (loss) income	$(2,608,000)	$1,355,000	$(5,657,000)	$7,448,000

Net (loss) income per common share from continuing operations
Basic	$(0.30)	$0.16	$(0.64)	$0.85
Diluted	$(0.30)	$0.16	$(0.64)	$0.85

Net loss per common share from discontinued operations
Basic	$—	$—	$(0.01)	$—
Diluted	$—	$—	$(0.01)	$—

Average shares outstanding
Basic	8,658,000	8,722,000	8,644,000	8,720,000
Diluted	8,658,000	8,722,000	8,644,000	8,726,000

Other data:
Adjusted EBITDA (2)	$1,477,000	$3,895,000	$6,307,000	$17,623,000
(1) On June 27, 2014, the Company completed the planned closure of the Bristol Fabrication unit of Synalloy Fabrication, LLC ("Bristol Fab") and on August 29, 2014, the Company completed the sale of all of the issued and outstanding membership interests of its wholly-owned subsidiary, Ram-Fab, LLC, a South Carolina limited liability company ("Ram-Fab"), to a subsidiary of Primoris Services Corporation. All non-recurring costs associated with these dispositions have been included as discontinued operations in the consolidated financial statements.
(2) The term Adjusted EBITDA is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. An item is included in the measure if its periodic value is inconsistent and sufficiently material that not identifying the item would render period comparability less meaningful to the reader or if including the item provides a clearer representation of normalized periodic earnings.  The Company includes in Adjusted EBITDA three categories of items: 1) Base EBITDA components, including: earnings before discontinued operations, interest (including change in fair value of interest rate swap), income taxes, depreciation and amortization, 2) Material transaction based items that have no relationship to earnings from operations of past, current or future periods, including: goodwill impairment, acquisition costs, acquisition related retention costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, goodwill impairment, (gains) losses associated with Sale-leaseback, stock option/grant costs, and other adjustments (lesser value items meeting the criteria, where cumulative impact in a period is material), and 3) Inventory valuation adjustments, including: a) Inventory pricing change - the calculated value that profits would improve (decline) if metal and alloy pricing indices were neutral period to period, b) Inventory cost and aged inventory adjustments - value of periodic adjustment to inventory carrying value unrelated to the periodic earnings, and c) Eliminate manufacturing variance effect - the calculated value to apply favorable (unfavorable) manufacturing absorption in the period actually incurred, rather than through inventory valuation amortization. This treatment shows the real operational impact on earnings of higher or lower manufacturing activity levels.  For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown on next page.

Reconciliation of Net (Loss) Income from Continuing Operations to Adjusted EBITDA

	THREE MONTHS ENDED		NINE MONTHS ENDED
(unaudited)	Sep 30, 2016	Oct 3, 2015	Sep 30, 2016	Oct 3, 2015

Consolidated
Net (loss) income from continuing operations	$(2,608,000)	$1,355,000	$(5,558,000)	$7,448,000
Adjustments:
Interest expense	273,000	341,000	822,000	1,040,000
Change in fair value of interest rate swap	(115,000)	247,000	277,000	233,000
Income taxes	(1,316,000)	354,000	(1,893,000)	2,498,000
Depreciation	1,042,000	1,126,000	3,322,000	3,514,000
Amortization	615,000	570,000	1,845,000	1,708,000
Inventory pricing change	1,255,000	1,713,000	5,556,000	4,830,000
Inventory cost adjustment	50,000	383,000	(1,625,000)	555,000
Aged inventory adjustment	67,000	—	67,000	(190,000)
Acquisition costs	1,000	9,000	76,000	454,000
Shelf registration costs	4,000	48,000	145,000	64,000
Earn-out adjustments	—	(2,414,000)	—	(4,897,000)
Eliminate manufacturing variance effect	(484,000)	—	196,000	—
Gain on excess death benefit	—	—	—	(134,000)
Other adjustments	—	—	125,000	—
Stock option / grant costs	102,000	129,000	292,000	400,000
Sale-leaseback loss	2,557,000	—	2,557,000	—
Retention expense	34,000	34,000	103,000	100,000
Adjusted EBITDA	$1,477,000	$3,895,000	$6,307,000	$17,623,000
% sales	4.3%	10.2%	6.0%	12.6%

Metals Segment
Operating (loss) income from continuing operations	$(3,240,000)	$(548,000)	$(5,661,000)	$5,400,000
Adjustments:
Depreciation expense	658,000	770,000	2,103,000	2,312,000
Amortization expense	609,000	564,000	1,828,000	1,692,000
Inventory pricing change	1,255,000	1,713,000	5,556,000	4,830,000
Inventory cost adjustments	50,000	383,000	(1,625,000)	555,000
Aged inventory adjustment	67,000	—	67,000	(190,000)
Eliminate manufacturing variance effect	(484,000)	—	196,000	—
Other adjustments	—	—	51,000	—
Stock option / grant costs	34,000	32,000	97,000	95,000
Sale-leaseback loss	2,226,000	—	2,226,000	—
Retention expense	34,000	34,000	103,000	100,000

Metals Segment Adjusted EBITDA	$1,209,000	$2,948,000	$4,941,000	$14,794,000
% segment sales	5.4%	12.8%	7.2%	16.0%

Specialty Chemicals Segment
Operating income	$1,188,000	$1,598,000	$3,720,000	$4,624,000
Adjustments:
Depreciation expense	357,000	335,000	1,136,000	1,139,000
Amortization expense	6,000	6,000	17,000	16,000
Other adjustments	—	—	74,000	—
Stock option / grant costs	12,000	9,000	31,000	29,000
Sale-leaseback loss	229,000	—	229,000	—

Specialty Chemicals Segment Adjusted EBITDA	$1,792,000	$1,948,000	$5,207,000	$5,808,000
% segment sales	14.9%	13.0%	14.0%	12.3%

Reconciliation of Net (Loss) Income and Earnings Per Share to
Adjusted Net Income and Adjusted Earnings per Share

	THREE MONTHS ENDED		NINE MONTHS ENDED
(unaudited)	Sep 30, 2016	Oct 3, 2015	Sep 30, 2016	Oct 3, 2015

(Loss) income from continuing operations before
taxes, as reported	$(3,924,000)	$1,709,000	$(7,451,000)	$9,946,000

Adjustments:
Inventory pricing change	1,255,000	1,713,000	5,556,000	4,830,000
Inventory cost adjustment	50,000	383,000	(1,625,000)	555,000
Aged inventory adjustment	67,000	—	67,000	(190,000)
Acquisition costs	1,000	9,000	76,000	454,000
Shelf registration costs	4,000	48,000	145,000	64,000
Earn-out adjustments	—	(2,414,000)	—	(4,897,000)
Eliminate manufacturing variance effect	(484,000)	—	196,000	—
Gain on excess death benefit	—	—	—	(134,000)
Other adjustments	—	—	125,000	—
Stock option / grant costs	102,000	129,000	292,000	401,000
Sale-leaseback loss	2,557,000	—	2,557,000	—
Retention expense	34,000	34,000	103,000	100,000

Adjusted (loss) income from continuing operations
before income taxes	(338,000)	1,611,000	41,000	11,129,000

(Benefit from) provision for income taxes at 34%	(115,000)	548,000	14,000	3,784,000

Adjusted net (loss) income from continuing operations	$(223,000)	$1,063,000	$27,000	$7,345,000

Average shares outstanding, as reported
Basic	8,658,000	8,722,000	8,644,000	8,720,000
Diluted	8,658,000	8,722,000	8,644,000	8,726,000

Adjusted net (loss) income from continuing operations
per common share
Basic	$(0.03)	$0.12	$—	$0.84
Diluted	$(0.03)	$0.12	$—	$0.84

Condensed Consolidated Balance Sheets
(unaudited)	Sep 30, 2016	Dec 31, 2015

Assets
Cash	$258,000	$391,000
Accounts receivable, net	20,129,000	17,946,000
Inventories	59,157,000	63,816,000
Sundry current assets	5,298,000	2,943,000
Total current assets	84,842,000	85,096,000

Property, plant and equipment, net	27,297,000	46,294,000
Goodwill	1,355,000	1,355,000
Intangible assets, net	12,918,000	14,746,000
Other assets	166,000	1,552,000

Total assets	$126,578,000	$149,043,000

Liabilities and Shareholders' Equity
Accounts payable	$13,036,000	$12,266,000
Accrued expenses and other current liabilities	6,401,000	9,993,000
Current portion of long-term debt	—	4,534,000
Total current liabilities	19,437,000	26,793,000

Long-term debt	8,442,000	23,410,000
Long-term portion of deferred sale-leaseback gain	6,351,000	—
Other long-term liabilities	2,489,000	3,686,000
Shareholders' equity	89,859,000	95,154,000

Total liabilities and shareholders' equity	$126,578,000	$149,043,000